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                                                            Exhibit 99(a)(5)(v)


                             Notice with Respect to
                          Notice of Guaranteed Delivery
                            of Shares of Common Stock
                                 Pursuant to the
                           Offer to Purchase for Cash
                                       by
                              The Dress Barn, Inc.
                                       of
                   Up to 8,000,000 Shares of its Common Stock
                   at a Purchase Price not greater than $17.00
                         nor less than $15.00 per share

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   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
            FRIDAY, OCTOBER 18, 2002, UNLESS THE OFFER IS EXTENDED.
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         The Dress Barn, Inc. ("Dress Barn") recently distributed materials, including an Offer to Purchase and a Notice of Guaranteed Delivery, relating to Dress Barn's offer to purchase up to 8,000,000 shares of its common stock, $.05 par value per share, at a price not greater than $17.00 nor less than $15.00 per share, net to the seller in cash, without interest.

         In completing the Notice of Guaranteed Delivery, shareholders who wish to tender their shares in the offer are not required to mark the box appearing on page 3 of the Notice of Guaranteed Delivery under the heading "Non-Odd Lot Holders," so long as the tendering shareholder who elects to condition his or her tender of shares upon Dress Barn purchasing a specified minimum number of the shares tendered by such shareholder (as described in Section 6 of the Offer to Purchase), provides all of the information requested on page 2 of the Notice of Guaranteed Delivery under the heading "Conditional Tender." In order to be eligible for purchase by random lot, a shareholder must specify the minimum number of shares that must be purchased, if any are purchased, and, if true, check the box indicating that the tendered shares represent all shares held by the shareholder. Any shareholder who is not submitting a "conditional tender" is not required to check the box appearing on page 3 of the Notice of Guaranteed Delivery under the heading "Non-Odd Lot Holders."

         If you have any questions, please contact the Information Agent,
D. F. King & Co., Inc., telephone: (800) 431-9633.